EXHIBIT 1
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                         EXCHANGE AND PURCHASE AGREEMENT


                                  By and Among


                                  TRINSIC, INC.


                                       And


                             THE 1818 FUND III, L.P.


                                       And


                      the Additional Investors party hereto


                        ________________________________

                              Dated July 15, 2005
                        ________________________________





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                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS..........................................................1

     1.1            DEFINITIONS................................................1
     1.2            ADDITIONAL DEFINITIONS.....................................5
     1.3            ACCOUNTING TERMS; FINANCIAL COVENANTS......................6

ARTICLE 2 PURCHASE AND ISSUANCE OF PREFERRED SHARES............................6

     2.1            ISSUANCE OF SERIES H PREFERRED STOCK.......................6
     2.2            SERIES H CERTIFICATE OF DESIGNATION........................6
     2.3            CLOSING....................................................6
     2.4            ADDITIONAL PURCHASE AND SALE OF SERIES H PREFERRED STOCK...6

ARTICLE 3 CONDITIONS TO THE OBLIGATION OF THE INVESTOR TO CLOSE................7

     3.1            REPRESENTATIONS AND WARRANTIES TRUE........................7
     3.2            COMPLIANCE WITH THIS AGREEMENT.............................7
     3.3            OFFICER'S CERTIFICATE......................................7
     3.4            SECRETARY'S CERTIFICATE....................................7
     3.5            PURCHASE PERMITTED BY APPLICABLE LAWS......................8
     3.6            FILING OF SERIES H CERTIFICATE OF DESIGNATION..............8
     3.7            OPINION OF COUNSEL.........................................8
     3.8            CONSENTS AND APPROVALS.....................................8
     3.9            NO MATERIAL ADVERSE CHANGE.................................8
     3.10           NO LITIGATION..............................................8
     3.11           NASDAQ.....................................................8

ARTICLE 4 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE.................9

     4.1            REPRESENTATIONS AND WARRANTIES TRUE........................9
     4.2            COMPLIANCE WITH THIS AGREEMENT.............................9
     4.3            ISSUANCE PERMITTED BY APPLICABLE LAWS......................9
     4.4            CONSENTS AND APPROVALS.....................................9

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................9

     5.1            CORPORATE EXISTENCE AND POWER..............................9
     5.2            CORPORATE AUTHORIZATION; NO CONTRAVENTION.................10
     5.3            GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS..........10
     5.4            BINDING EFFECT............................................10
     5.5            NO LEGAL BAR..............................................11
     5.6            LITIGATION................................................11
     5.7            NO DEFAULT OR BREACH......................................11
     5.8            NO MATERIAL ADVERSE CHANGE................................11


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     5.9            COMMISSION DOCUMENTS......................................11
     5.10           SUBSIDIARIES..............................................11
     5.11           CAPITALIZATION............................................12
     5.12           PRIVATE OFFERING..........................................12
     5.13           BROKER'S, FINDER'S OR SIMILAR FEES........................12
     5.14           REGISTRATION RIGHTS AGREEMENT.............................12

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR......................13

     6.1            EXISTENCE AND POWER.......................................13
     6.2            AUTHORIZATION; NO CONTRAVENTION...........................13
     6.3            BINDING EFFECT............................................13
     6.4            NO LEGAL BAR..............................................13
     6.5            PURCHASE FOR OWN ACCOUNT..................................13
     6.6            BROKER'S, FINDER'S OR SIMILAR FEES........................14
     6.7            INVESTMENT KNOWLEDGE......................................14
     6.8            TITLE TO NOTE.............................................15

ARTICLE 7 INDEMNIFICATION.....................................................15

     7.1            INDEMNIFICATION BY THE COMPANY............................15
     7.2            NOTIFICATION..............................................16
     7.3            REGISTRATION RIGHTS AGREEMENT.............................16

ARTICLE 8 AFFIRMATIVE COVENANTS...............................................17

     8.1            FINANCIAL STATEMENTS......................................17
     8.2            NOTICES...................................................18
     8.3            ISSUE TAXES...............................................18
     8.4            RESERVATION OF SHARES.....................................18
     8.5            REGISTRATION AND LISTING..................................19
     8.6            PRIVATE OFFERING..........................................19
     8.7            RIGHTS OFFERING...........................................19
     8.8            BEST EFFORTS..............................................20
     8.9            REGISTRATION RIGHTS.......................................21
     8.10           CONSENTS..................................................21
     8.11           RIGHTS OFFERING ISSUANCE..................................21

ARTICLE 9 NEGATIVE COVENANTS..................................................21

     9.1            PROHIBITIONS ON A CHANGE OF CONTROL.......................21
     9.2            NO INCONSISTENT AGREEMENTS................................21
     9.3            ISSUANCE OF PREFERRED STOCK...............................22
     9.4            TAXABLE DIVIDENDS.........................................22

ARTICLE 10          ..........................................................22

     10.1           STOCKHOLDER VOTE..........................................22
     10.2           RIGHTS OFFERING...........................................22


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ARTICLE 11 MISCELLANEOUS......................................................22

     11.1           SURVIVAL OF PROVISIONS....................................22
     11.2           NOTICES...................................................23
     11.3           SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES......24
     11.4           AMENDMENT AND WAIVER......................................24
     11.5           COUNTERPARTS..............................................24
     11.6           HEADINGS..................................................24
     11.7           DETERMINATIONS............................................24
     11.8           GOVERNING LAW.............................................25
     11.9           JURISDICTION..............................................25
     11.10          SEVERABILITY..............................................25
     11.11          RULES OF CONSTRUCTION.....................................25
     11.12          REMEDIES..................................................25
     11.13          ENTIRE AGREEMENT..........................................25
     11.14          ATTORNEYS' FEES...........................................25
     11.15          PUBLICITY.................................................26
     11.16          EXPENSES..................................................26


EXHIBITS
Exhibit A           Certificate of Incorporation
Exhibit B           Form of Certificate of Designation


SCHEDULES
Schedule 5.3        Governmental Authorization
Schedule 5.6        Litigation
Schedule 5.10       Subsidiaries
Schedule 5.11       Capitalization
Schedule 5.14       Registration Rights Agreements





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         EXCHANGE AND PURCHASE AGREEMENT (this "Agreement"), dated July 15, 2005
(the "Effective Date"), by and among Trinsic, Inc., a corporation organized under the laws of Delaware (the "Company"), and The 1818 Fund III, L.P., a limited partnership organized under the laws of Delaware (the "Investor") and the additional investors listed on Exhibit A attached hereto (the "Additional Investors").

         WHEREAS, pursuant to the Standby Credit Facility Agreement, dated as of August 24, 2004, as amended on May 24, 2005, between the Company and the Investor, the Company issued and delivered to the Investor and the Investor purchased from the Company, a 9.95% Amended and Restated Senior Unsecured Promissory Note due March 31, 2006 (the "Note") in the aggregate principal amount of up to $20,000,000;

         WHEREAS, the Company and the Investor have determined that it is in each of their best interests to exchange the Note and all accrued and unpaid interest thereon into 21,584.769 shares (the "Note Preferred Shares") of Series H Cumulative Preferred Stock, par value $0.01 per share (the "Series H Preferred Stock"), of the Company having an aggregate Liquidation Preference of $21,584,769;

         WHEREAS, the Company has agreed to issue, and the Investor has agreed to purchase an additional 2,500 shares (the "Additional Fund Shares," and together with the Note Preferred Shares, the "Preferred Shares") of Series H Preferred Stock having an aggregate liquidation preference of $2,500,000; and

         WHEREAS, on or before September 15, 2005, the Company may issue and sell to the Additional Investors up to 12,500 shares of the Series H Preferred Stock (the "Additional Shares").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                "Affiliate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided, that for purposes of this Agreement, the Investor shall not be deemed an Affiliate of the Company.

                "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.


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                                                                               2


                "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required by law or executive order to close.

                "Certificate of Incorporation" means the Certificate of Incorporation of the Company together with all amendments and restatements thereof, in the form attached hereto as Exhibit A to this Agreement.

                "Change of Control" of the Company shall mean such times as:

                        (i)     Any Person or "group" (within the meaning of
Section 13(d)(3) of the Exchange Act) (other than the Investor and its Affiliates) is or becomes the beneficial owner, directly or indirectly, of outstanding shares of stock of the Company entitling such Person or Persons to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent, of shareholders of the Company (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Commission under the Exchange Act);

                        (ii) A majority of the Board of Directors of the Company shall consist of Persons other than Continuing Directors. The term "Continuing Director" shall mean any member of the Board of Directors on the Closing Date and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

                        (iii) The shareholders of the Company shall have approved a recapitalization, reorganization, merger, consolidation or similar transaction, in each case with respect to which all or substantially all the Persons who were the respective beneficial owners, directly or indirectly, of the outstanding shares of capital stock of the Company immediately prior to such recapitalization, reorganization, merger, consolidation or similar transaction, will own less than 50% of the combined voting power of the then outstanding shares of capital stock of the Company resulting from such recapitalization, reorganization, merger, consolidation or similar transaction.

                        (iv) The shareholders of the Company shall have approved of the sale or other disposition of all or substantially all the assets of the Company in one transaction or in a series of related transactions; or

                        (v) Any transaction occurs, the result of which is that the Common Stock is not required to be registered under Section 12 of the Exchange Act and that the holders of Common Stock do not receive common stock of the Person surviving such transaction which is required to be registered under
Section 12 of the Exchange Act.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

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                                                                               3


                "Commission Documents" means all registration statements, proxy statements, reports and other documents (and all amendments thereto), required to be filed by the Company since January 1, 2004 under the Securities Act or the Exchange Act.

                "Common Stock" means the common stock, par value $.01 per share, and each other class of capital stock of the Company into which such stock is reclassified or reconstituted.

                "Condition of the Company" means the assets, business, properties or financial condition of the Company and its Subsidiaries taken as a whole.

                "Contractual Obligations" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                "Conversion Price" shall have the meaning assigned in the Series H Certificate of Designation.

                "Conversion Price Determination Date" shall have the meaning assigned in the Series H Certificate of Designation.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                "Fund Registration Rights Agreement" means the Registration Rights Agreement, dated November 10, 2000, by and between the Company and the Investor.

                "GAAP" means generally accepted accounting principles in the United States in effect from time to time.

                "Governmental Authority" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                "Holder," with respect to Preferred Shares, Additional Shares or Common Stock issued upon conversion of the Preferred Shares or Additional Shares, means the Investor, the Additional Investors and any subsequent direct or indirect transferee of such security; provided, that the term Holder shall not include any Person who owns such security if it has been registered under the Securities Act or if it has been transferred to such Person after such security has been the subject of a distribution to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or otherwise distributed under circumstances not requiring a legend.

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                                                                               4


                "Knowledge" means knowledge after due inquiry. References to the Knowledge of the Company include the Knowledge of all of the Company's Subsidiaries.

                "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capitalized lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

                "Liquidation Preference" shall have the meaning assigned in the Series H Certificate of Designation.

                "NASDAQ" means the National Market System of the Nasdaq Stock Market.

                "Order" means any judgment, injunction, writ, award, decree or order of any nature of any Governmental Authority against, or binding upon, the Company.

                "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                "Requirements of Law" means as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                "Series H Certificate of Designation" means the Certificate of Designation with respect to the Series H Preferred Stock (the form of which is attached hereto as Exhibit B) to be adopted by the Board of Directors of the Company and filed with the Secretary of State of the State of Delaware.

                "Stockholder Approval" shall have the meaning assigned in the Series H Certificate of Designation.

                "Stockholder Approval Certification Date" shall have the meaning assigned in the Series H Certificate of Designation.

                "Stockholder Meeting" shall have the meaning assigned in the Series H Certificate of Designation.

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                                                                               5


                "Stockholder Vote" shall have the meaning assigned in the Series H Certificate of Designation.

                "Subsidiary" means, with respect to any Person, another Person of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such first-mentioned Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                "Transaction Documents" means the Series H Certificate of Designation, the Preferred Shares and the Additional Shares.

         1.2 Additional Definitions. The following terms are defined in the section of this Agreement set forth opposite such term:

                            TERM                     SECTION
                ---------------------------        -----------

                Additional Closing                 2.4
                Additional Closing Date            2.4
                Additional Fund Shares             Recitals
                Additional Investors               Preamble
                Additional Shares                  Recitals
                Agreement                          Preamble
                Closing                            2.3
                Closing Date                       2.4
                Company                            Preamble
                Effective Date                     Preamble
                Indemnified Party                  7.1
                Initial Closing                    2.3
                Initial Closing Date               2.3
                Investor                           Preamble
                Liabilities                        7.1
                Note                               Recitals
                Note Preferred Shares              Recitals
                Preferred Shares                   Recitals
                PWRW&G                             2.3
                Purchase Price                     2.1
                Rights Offering                    8.8(a)
                Rights Offering Documents          8.8(b)
                Rights Shares                      8.8(a)
                Series H Preferred Stock           Recitals
                Stockholders                       8.8(a)
                Subscription Price                 8.8(a)

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                                                                               6


         1.3 Accounting Terms; Financial Covenants. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the Company's financial condition and results of operations shall be the same after such changes as if such changes had not been made.


                                   ARTICLE 2

                    PURCHASE AND ISSUANCE OF PREFERRED SHARES

         2.1 Issuance of Series H Preferred Stock. Subject to the terms and conditions set forth herein, (i) the Company agrees that it will issue to the Investor, at the Closing, the Preferred Shares and (ii) the Investor agrees that it will deliver to the Company (i) for cancellation the Note and (ii) $2,500,000 (the "Purchase Price") by wire transfer of immediately available funds as consideration for the Preferred Shares.

         2.2 Series H Certificate of Designation. The Series H Preferred Stock shall have the rights and preferences set forth in the Series H Certificate of Designation.

         2.3 Closing. The purchase, sale and issuance of the Preferred Shares shall take place at the closing (the "Initial Closing") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP ("PWRW&G") on July 15, 2005 (the "Initial Closing Date"), at 10:00 a.m., New York City time, or on such other date and at such other time as the Investor and the Company may mutually agree. At the Initial Closing, subject to the terms and conditions set forth herein, the Company shall issue the Preferred Shares to the Investor by delivering to such Investor the Preferred Share stock certificates in the name of the Investor, with appropriate issue stamps, if any, affixed at the expense of the Company, free and clear of any Lien, and the Investor shall deliver to the Company for cancellation the Note and the Purchase Price.

         2.4 Additional Purchase and Sale of Series H Preferred Stock. The purchase and sale of the Additional Shares shall take place at the closing (the "Additional Closing") to be held at the offices of the Company on or before September 15, 2005 (the "Additional Closing Date") and shall be substantially in accordance with the terms and conditions set forth in this Agreement. Any such sale shall be made on the same terms and conditions as those contained herein and the Additional Investors shall become a party to this Agreement. At the Additional Closing, the Company and any Additional Investors shall execute and deliver a supplemental

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                                                                               7


signature page to this Agreement and shall cause Exhibit A to this Agreement to be updated to reflect the purchases made by such Additional Investors. At the Additional Closing, each such Additional Investor shall make the representations, warranties and covenants contained in Article 6 hereof with respect to such Additional Investor's purchase of Additional Shares. From and after any issuance and sale of Additional Shares to an Additional Investor in accordance with this Section 2.4, such Additional Shares and the shares of Common Stock issuable upon conversion thereof shall be deemed to be "Preferred Shares," for all purposes of this Agreement. As a condition of the closing of the issuance and sale of any Additional Shares, the Additional Purchasers shall be entitled to receive an opinion of the General Counsel of the Company, substantially similar in form and substance to the opinion rendered by the General Counsel of the Company on the Initial Closing. The Initial Closing and the Additional Closing may sometimes be referred to hereinafter, each as a "Closing," and collectively as "Closings," and the Initial Closing Date and the Additional Closing Date may sometimes be referred to hereinafter, each as a "Closing Date" and collectively as "Closing Dates."


                                   ARTICLE 3

              CONDITIONS TO THE OBLIGATION OF THE INVESTOR TO CLOSE

         The obligation of the Investor to acquire the Preferred Shares in exchange for cancellation of the Note and to perform its obligations hereunder, and the obligation of each of the Additional Investors to purchase the Additional Shares and to perform its obligations hereunder shall be subject to the satisfaction or waiver of the following conditions on or before the Initial Closing Date, in the case of the Investor, and the Additional Closing Date, in the case of each Additional Investor (except as set forth below):

         3.1 Representations and Warranties True. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct in all material respects at and as of such Closing Date as if made at and as of such date; provided, that any representation and warranty qualified in any respect by materiality shall be true and correct at and as of such Closing Date as if made at and as of such date.

         3.2 Compliance with this Agreement. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before such Closing Date.

         3.3 Officer's Certificate. The Investor and each of the Additional Investors, as the case may be, shall have received a certificate, dated as of such Closing Date and signed by the Chief Executive Officer of the Company, certifying that the conditions set forth in Sections 3.1 and 3.2 hereof have been satisfied on and as of such date.

         3.4 Secretary's Certificate. The Investor and each of the Additional Investors, as the case may be, shall have received a certificate, dated as of such Closing Date, and signed by the Secretary or an Assistant Secretary of the Company, certifying the truth and correctness of (a) the attached copies of the Certificate of Incorporation and By-laws of the Company and (b) the resolutions of the Board of Directors of the Company approving this Agreement, the

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                                                                               8


Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, approval for the purposes of Section 203(a)(1) of the DGCL.

         3.5 Purchase Permitted by Applicable Laws. The acquisition of the Preferred Shares and the Additional Shares to be acquired by the Investor and the Additional Investors, as the case may be, hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any applicable law or governmental regulation and (b) shall not subject the Investor or any of the Additional Investors to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation.

         3.6 Filing of Series H Certificate of Designation. On or prior to the Initial Closing Date, the Series H Certificate of Designation shall have been duly filed by the Company with the Secretary of State of the State of Delaware.

         3.7 Opinion of Counsel. The Investor and the Additional Investors, as the case may be, shall have received the opinion of the General Counsel of the Company, dated as of such Closing Date, in a form reasonably satisfactory to the Investor or the Additional Investors, as the case may be.

         3.8 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons, necessary or required in connection with the execution, delivery or performance (other than Stockholder Approval) by the Company or enforcement against the Company of this Agreement and the Transaction Documents shall have been obtained and be in full force and effect, and the Investor and the Additional Investors shall have been furnished with appropriate evidence thereof.

         3.9 No Material Adverse Change. Since December 31, 2004, and except as disclosed in the Commission Documents, there shall have been no material adverse change, nor shall any such change be threatened, in the Condition of the Company since that date.

         3.10 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries which would, if adversely determined, have a material adverse effect on the condition of the Company or the ability of the Company to perform its obligations under this Agreement or any of the Transaction Documents.

         3.11 NASDAQ. As of the Effective Date, the Company shall reasonably believe, based on telephone conversations with representatives of NASDAQ, and the Investor shall have no reasonable basis for disbelief, that the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not result in any action by NASDAQ against the Company. As of each Closing Date, the Company shall continue to believe, and the Investor shall continue to have no reasonable basis for disbelief, that the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not result in any action by NASDAQ against the Company.

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                                                                               9


                                   ARTICLE 4

                                CONDITIONS TO THE
                       OBLIGATION OF THE COMPANY TO CLOSE

         The obligations of the Company to issue and sell the Preferred Shares and the Additional Shares, and to consummate the transactions contemplated herein on the Initial Closing Date or the Additional Closing Date, as the case may be, shall be subject to the satisfaction or waiver of the following conditions on or before such Closing Date:

         4.1 Representations and Warranties True. The representations and warranties of the Investor or each of the Additional Investors, as the case may be, contained in Article 6 hereof shall be true and correct in all material respects at and as of such Closing Date as if made at and as of such date.

         4.2 Compliance with this Agreement. The Investor and each of the Additional Investors, as the case may be, shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Investor and each of the Additional Investors on or before such Closing Date.

         4.3 Issuance Permitted by Applicable Laws. The issuance of the Preferred Shares or the Additional Shares, as the case may be, and the consummation of the transactions contemplated hereby by the Company (a) shall not be prohibited by any applicable law or governmental regulation and (b) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation.

         4.4 Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Investor or each of the Additional Investors, as the case may be, or enforcement against the Investor or any of the Additional Investors, as the case may be, of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.


                                   ARTICLE 5

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Investor and each of the Additional Investors as follows:

         5.1    Corporate Existence and Power. The Company and each of its
Subsidiaries:


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                                                                              10


                (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

                (b) has (i) full corporate (or other organizational) power and authority and (ii) all governmental licenses, authorizations, consents and approvals to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged;

                (c) is duly qualified as a foreign person, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

                (d) is in compliance with all Requirements of Law; except, in the case of (b)(ii), (c) or (d) of this Section 5.1, to the extent that the failure to so comply would not have a material adverse effect on the Condition of the Company.

         5.2 Corporate Authorization; No Contravention. Except for the receipt of Stockholder Approval which may be required to permit conversion of the Preferred Shares and the Additional Shares, the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including without limitation the issuance of the Preferred Shares, the Additional Shares and the Common Stock issuable upon the conversion of the Preferred Shares and the Additional Shares:

                (a) are within the Company's corporate power and authority and have been duly authorized by all necessary corporate action; and

                (b) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Company or any of its Subsidiaries or any Order directly relating to the Company or any of its Subsidiaries.

         5.3 Governmental Authorization; Third Party Consents. Except for the filing of the Series H Certificate of Designation with the Secretary of State of the State of Delaware, or as set forth on Schedule 5.3, or as contemplated by
Section 4.4 or for the receipt of Stockholder Approval which may be required to permit conversion of the Preferred Shares and the Additional Shares, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby.

         5.4 Binding Effect. This Agreement and each of the Transaction Documents to which the Company is a party have been duly executed and delivered by the Company. This Agreement and each of the Transaction Documents constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting creditors' rights generally from time to time in effect and general equitable principles, except that any rights to indemnification set forth in this

Agreement and the Fund Registration Rights Agreement may be limited by federal and state securities laws and public policy considerations.

         5.5 No Legal Bar. Except for the receipt of Stockholder Approval which may be required to permit conversion of the Preferred Shares and the Additional Shares, neither the execution, delivery nor performance of this Agreement and the Transaction Documents nor the issuance or performance of the terms of the Preferred Shares will violate any Requirement of Law.

         5.6    Litigation.

                (a) Except as set forth on Schedule 5.6 or as disclosed in the Commission Documents, there are no actions, suits, proceedings, claims or disputes pending, or to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company or any of its Subsidiaries:

                        (i) with respect to this Agreement, the Preferred Shares, the Additional Shares or any of the transactions contemplated hereby; or

                        (ii) which would, if adversely determined, (A) have a material adverse effect on the Condition of the Company or (B) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any Transaction Document.

                (b) No injunction, writ, temporary restraining order, or any Order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any Transaction Document.

         5.7 No Default or Breach. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, would have a material adverse effect on the Condition of the Company or on the ability of the Company to perform its obligations under this Agreement or the Transaction Documents.

         5.8 No Material Adverse Change. Since December 31, 2004, except as disclosed in the Commission Documents, there has not been any material adverse change, nor to the Knowledge of the Company is any such change threatened, in the Condition of the Company.

         5.9 Commission Documents. The Company has filed all registration statements, proxy statements, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, and all amendments thereto. Each Commission Document, as amended, when filed with the Commission or as so amended was true and accurate in all material respects and in compliance in all material respects with the requirements of its respective report form.

         5.10 Subsidiaries. The Commission Documents include a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. Each such Subsidiary is directly or indirectly wholly owned by the Company.

         5.11 Capitalization. As of the Effective Date, without giving effect to the execution of this Agreement or the Closing: (i) the authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share, of which as of the date hereof, 55,790,602 shares of Common Stock and no shares of preferred stock are issued and outstanding; (ii) except as set forth on Schedule 5.11 or as disclosed in the Commission Documents, there are no shares of capital stock of the Company reserved for issuance; and (iii) except for this Agreement, the Preferred Shares, the Additional Shares or as set forth on Schedule 5.11 or as disclosed in the Commission Documents, there are no options, warrants or other rights to any Person to purchase shares of capital stock or other securities of the Company, and the Company is not obligated in any manner to issue shares of its capital stock or other securities. Except as contemplated hereby and for relevant state and federal securities laws, there are no restrictions on the transfer of shares of capital stock of the Company issued or issuable to the Investor or the Additional Investors. All of the outstanding shares of capital stock of the Company have been duly authorized and are fully paid and non-assessable. The Preferred Shares and the Additional Shares when issued under the terms of this Agreement, and the shares of Common Stock when issued upon conversion of the Preferred Shares and the Additional Shares, will be duly authorized, validly issued, fully paid and non-assessable.

         5.12 Private Offering. No form of general solicitation or general advertising was used by the Company or, to its Knowledge, its representatives in connection with the offer or sale of the Preferred Shares or the Additional Shares. Assuming the truth and accuracy of the Investor's and the Additional Investors' representation in Section 6.5, no registration of the Preferred Shares or the Additional Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Preferred Shares or the Additional Shares pursuant to this Agreement. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Preferred Shares, the Additional Shares or any other security so as to require the registration of the Preferred Shares or the Additional Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Preferred Shares and the Additional Shares are so registered.

         5.13 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries, or any action taken by any such entity.

         5.14 Registration Rights Agreement. The Commission Documents disclose all agreements to which the Company or any Subsidiary is a party or by which it is bound relating to the registration of its securities or, in the case of a Subsidiary, the securities of the Company. Schedule 5.14 sets forth all agreements to which the Company has Knowledge relating to the voting of Common Stock or restricting the transfer of Common Stock.

                                   ARTICLE 6

                               REPRESENTATIONS AND
                           WARRANTIES OF THE INVESTOR

         The Investor and each of the Additional Investors severally and not jointly represents and warrants to the Company as to it only as follows:

         6.1    Existence and Power. It:

                (a) is duly organized and validly existing under the laws of the jurisdiction of its organization; and

                (b) has full power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged.

         6.2 Authorization; No Contravention. The execution, delivery and performance by it of this Agreement, the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, including without limitation the acquisition of the Preferred Shares, the Additional Shares and the Common Stock issuable upon the conversion of the Preferred Shares and the Additional Shares:

                (a) is within its power and authority and has been duly authorized by all necessary action;

                (b) does not contravene the terms of its governing documents, or any amendment thereof;

                (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any of its Contractual Obligations, or any order or decree directly relating to it, and

                (d) does not require approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person.

         6.3 Binding Effect. This Agreement and each Transaction Document to which it is a party have been duly executed and delivered by it, constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         6.4 No Legal Bar. The execution, delivery and performance of this Agreement and the Transaction Documents will not violate any Requirement of Law or any of its Contractual Obligations.

         6.5 Purchase for Own Account. The Preferred Shares and the Additional Shares (including, for purposes of this Section 6.5, the Common Shares issuable upon conversion of the

Preferred Shares and the Additional Shares) to be acquired by it pursuant to this Agreement are being acquired for its own account for investment purposes and with no view toward any "distribution" thereof within the meaning of the Securities Act, without prejudice, however, to its rights at all times to sell or otherwise dispose of all or any part of the Preferred Shares or the Additional Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If it should in the future decide to dispose of any of the Preferred Shares, the Additional Shares or the shares of Common Stock issuable upon conversion of the Preferred Shares and the Additional Shares, it understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect, and that stop-transfer instructions to that effect, where applicable, will be in effect with respect to the such shares. If it should decide to dispose of the Preferred Shares or the Additional Shares, other than, in the case of the Investor, pursuant to the provisions of the Fund Registration Rights Agreement, it, if requested by the Company, will have the obligation in connection with such disposition, at its expense, of delivering to the Company an opinion of counsel of recognized standing in securities law, to the effect that the proposed disposition of the Preferred Shares or the Additional Shares would not be in violation of the Securities Act or any applicable state securities laws and, assuming such opinion is required and is otherwise appropriate in form and substance under the circumstances, the Company will accept, and will recommend to any applicable transfer agent or trustee for any such securities that it accept, such opinion. It agrees to the imprinting, so long as required by applicable law, rule or regulation, of a legend on certificates representing all of the Preferred Shares, Additional Shares and the shares of Common Stock issued on conversion thereof to the following effect:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

         6.6 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with it or any action taken by it.

         6.7 Investment Knowledge. It has sufficient knowledge and experience in financial and business matters and the business in which the Company is engaged so as to be capable of evaluating the merits and risks of its investment in the Preferred Shares or the Additional Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares or the Additional Shares, and is able to bear the economic risk of the loss of its investment in the Company. It is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act.

         6.8 Title to Note. The Investor owns beneficially and of record, and has good and valid title to, free and clear of any Lien or other defect in title (other than restrictions imposed by federal and state securities laws), the Note.

                                   ARTICLE 7

                                 INDEMNIFICATION

         7.1 Indemnification by the Company. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Investor, each of the Additional Investors and their Affiliates (including, without limitation, Brown Brothers Harriman & Co.) and their respective officers, directors, agents, employees, subsidiaries, partners and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") resulting from any breach of any covenant, agreement, representation or warranty of the Company in this Agreement or any legal, administrative or other actions (including actions brought by the Company or any equity holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated hereby or thereby, or any indemnified person's role therein or in the transactions contemplated hereby or thereby; provided, however, that the Company shall not be liable under this Section 7.1 to an Indemnified Party: (a) for any amount paid in settlement of claims by such Indemnified Party without the Company's consent (which consent shall not be unreasonably withheld), (b) with respect to Liabilities arising solely out of actions brought by the partners or members of such Indemnified Party against another, (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Party or (ii) a breach of such Indemnified Party's (or its Affiliate's) representations in Article 6 or any breach such Indemnified Party's (or its Affiliate's) obligations under this Agreement, or
(d) any Liabilities arising solely from the transfer of the Preferred Shares or the Additional Shares by such Indemnified Party to any Person; provided further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees to reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnified Party. The maximum aggregate amount the Company shall be required to pay the Investor or any of the Additional Investors under this section 7.1 with respect to Liabilities resulting from any breach of any covenant, agreement, representation or warranty of the Company in this

Agreement shall not exceed the aggregate Liquidation Preference of the Preferred Shares or Additional Shares purchased by it hereunder.

         7.2 Notification. Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 7, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party (i) other than pursuant to this
Article 7 or (ii) under this Article 7 unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses. In case any such action or other proceeding shall be brought against any Indemnified Party and it shall promptly notify the Company of the commencement thereof, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an Indemnified Party is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party,
(a) there are or may be legal defenses available to such Indemnified Party or to other indemnified parties that are different from or additional to those available to the Company or (b) any conflict or potential conflict exists between the Company and such Indemnified Party that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay unreasonable fees or expenses or fees and expenses under this
Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Company agrees that the Company will not, without the prior written consent of the Investor and each Additional Investor, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Investor and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to each Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

         7.3 Registration Rights Agreement. Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Fund Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

                                   ARTICLE 8

                              AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees (a) with the Investor, each of the Additional Investors and any Affiliate of the Investor or the Additional Investors that are Holders with respect to all of this Article 8, and (b) with any other Holder, with respect to all of this Article 8 except Sections 8.1(c) and 8.8, so long as such Investor, such Additional Investor, such Affiliate or such Holder holds any Preferred Shares or Additional Shares and with respect to Sections 8.6 and 8.7, so long as such Investor, such Additional Investor, such Affiliate or such Holder holds any shares of Common Stock issued upon conversion of the Preferred Shares or the Additional Shares:

         8.1 Financial Statements. The Company shall deliver to the Investor, each of the Additional Investors and any of their Affiliates that are Holders:

                (a) as soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management discussion and analysis of the operations of the Company and its Subsidiaries for such fiscal year and by the opinion of Carr, Riggs & Ingram, LLC (or any successor thereto) or another nationally recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with respect to which such accounting firm concurs); provided, however, that the delivery of a copy of the Company's Annual Report on Form 10-K shall satisfy the requirements of this Section 8.1(a);

                (b) commencing with the fiscal period ending on June 30, 2005, as soon as available, but in any event not later than forty-five (45) days (or fifty (50) days if the Company avails itself of the time extension provided by Rule 12b-25 promulgated under the Exchange Act) after the end of each of the first three fiscal quarters of each year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income and cash flow for quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company; provided, however, that the delivery of a copy of the Company's Quarterly Report on Form 10-Q shall satisfy the requirements of this Section 8.1(b);

                (c) annual budgets and such other financial and operating data of the Company and its Subsidiaries, as the Investor or any Additional Investor reasonably may request, to the extent that such information is formally prepared for the Company's Chairman, President, Board of Directors and/or banks or other lenders, such materials to held confidential by the recipient thereof;

                (d) at any time when it is not subject to Section 13 or 15(d) of the Exchange Act, upon request, to the Investor, any of the Additional Investors and prospective investors of the Preferred Shares or the Additional Shares, information of the type that would satisfy the requirement of subsection
(d)(4)(i) of Rule 144A (or any similar successor provision) under the Securities Act; and

                (e) except as otherwise provided in Sections 8.1(a) and (b), and unless made publicly available promptly after filing on the Company's website, promptly after the same are filed, copies of all Commission Documents.

         8.2 Notices. Upon Knowledge of the Chief Executive Officer, the President or the Chief Financial Officer of the Company of the events described below, the Company shall give written notice within 10 days to the Investor and each of the Additional Investors of:

                (a) the occurrence of any default under, or breach of, any provision of Article 8 or 9 accompanied by a certificate specifying the nature of such default or breach, the period of existence thereof and the action that the Company has taken or proposes to take with respect thereto; and

                (b) any (i) material default or event of default under any material Contractual Obligation, of the Company or any of its Subsidiaries, or
(ii) material dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority; each accompanied by a statement setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

         8.3 Issue Taxes. The Company shall pay, or cause to be paid, all documentary and similar taxes levied under the laws of any applicable jurisdiction in connection with the issuance of the Preferred Shares and the Additional Shares and the shares of Common Stock issuable or issued upon conversion thereof and the execution and delivery of the Transaction Documents and any modification of the Preferred Shares or the Additional Shares or such other agreements and documents and will hold the Investor and each of the Additional Investors harmless, without limitation as to time, against any and all Liabilities with respect to all such taxes.

         8.4 Reservation of Shares. Immediately prior to the date of conversion of the Preferred Shares and the Additional Shares into shares of Common Stock, the Company shall reserve and keep available out of its authorized Common Stock, solely for the purpose of issue or delivery upon conversion of the Preferred Shares and the Additional Shares as provided in the Series H Certificate of Designation, such number of shares of Common Stock as shall then be issuable or deliverable upon the conversion of all outstanding Preferred Shares and Additional Shares. Such shares of Common Stock shall, when issued or delivered in accordance with the Series H Certificate of Designation, be duly and validly issued and fully paid and non-assessable. The Company shall issue the Common Stock into which the Preferred Shares and the Additional Shares are convertible upon the proper surrender of the Preferred Shares and the Additional Shares in accordance with the provisions of the Series H Certificate of Designation and shall otherwise comply with the terms thereof.

         8.5 Registration and Listing. If any shares of Common Stock required to be reserved for purposes of conversion of the Preferred Shares and the Additional Shares as provided in the Series H Certificate of Designation require registration with or approval of any Governmental Authority under any Federal or state or other applicable law before such Common Stock may be issued or delivered upon such conversion or exercise, the Company will endeavor in good faith and as expeditiously as possible to cause such Common Stock to be duly registered or approved, as the case may be, unless such registration or approval is required solely because of a breach of the Investor's, in the case of Preferred Shares, or any Additional Investor's, in the case of such Additional Investor's Additional Shares, representation contained in Section 6.5. So long as the Common Stock is quoted on the NASDAQ or listed on any national securities exchange, the Company, if permitted by the rules of such system or exchange, will quote or list and keep quoted or listed on such system or exchange, upon official notice of issuance, all Common Stock issuable or deliverable upon conversion of the Preferred Shares and the Additional Shares.

         8.6 Private Offering. In the event the Company proposes to sell Common Stock in an offering not required to be registered under the Securities Act, it will give the Investor and each of the Additional Investors at least 20 Business Days prior notice. If the Investor or any of the Additional Investors elects by written notice to the Company within 15 Business Days after receipt of such notice, it may participate in the sale (under the same terms and conditions as set out in such offering), by including in such sale in place of an equal number of shares of Common Stock to be sold by the Company, such aggregate number of shares of Common Stock as is equal to the product obtained by multiplying (i) the number of shares of Common Stock proposed to be sold by the Company by (ii) a fraction (A) the numerator of which is the number of shares of Common Stock into which the Preferred Shares or Additional Shares held by such Investor or Additional Investor, as the case may be, have heretofore been or may be converted and (B) the denominator of which is the sum of (x) the amount of such numerator and (y) the total number of shares of Common Stock outstanding at such time. The provisions of this Section 8.7 shall not apply to issuances of Common Stock in connection with: (1) acquisitions by the Company, (2) the exercise of options or conversion of convertible securities and (3) services rendered to the Company.

         8.7    Rights Offering.

                (a) The Company shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to file with the Commission as soon as practicable, and cause to become effective no sooner than the Conversion Price Determination Date, a registration statement in connection with an offer (the "Rights Offering"), on a pro rata basis, to each holder of record of Common Stock (each a "Stockholder" and collectively, the "Stockholders"), as of a record date to be set by the Board of Directors, the right to purchase shares ("Rights Shares") of Common Stock to allow existing holders of the Common Stock to purchase additional shares of Common Stock in proportion to the number of shares of Common Stock held by such Stockholder prior to the Rights Offering (excluding the Preferred Shares and the Additional Shares), at a price per Rights Share (the "Subscription Price"), such that the aggregate number of Rights Shares to be offered in the Rights Offering multiplied by the Subscription Price will equal approximately $30.6 million;

provided that, such number may be adjusted in an equitable manner to avoid fractional Rights and/or Rights Shares and to ensure that the gross proceeds from the Rights Offering equals $30.6 million;

                (b) The Company shall prepare the Rights Offering documents pursuant to which the Rights Offering will be made (the "Rights Offering Documents"), and such Rights Offering Documents shall be in forms and on terms and conditions reasonably acceptable to the Investor and the Additional Investors. The Company will take all steps necessary to cause the Rights Offering Documents to be disseminated to the Stockholders, as and to the extent required by applicable federal, state and foreign securities laws. The Company covenants and agrees that no Rights Offering Documents filed with the Commission shall contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made, in the light of the circumstances in which made, not materially false or misleading. The Company covenants and agrees that it will promptly correct any information in the Rights Offering Documents if, and to the extent, that such information becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Rights Offering Documents, as so corrected, to be filed with the Commission and/or disseminated to the Stockholders, as and to the extent required by applicable federal, state and foreign securities laws. The Investor and its counsel will be given an opportunity to review and comment upon each amendment or supplement to the Rights Offering Documents in each instance before any such amendment or supplement is filed with the Commission or mailed to the Stockholders.

         8.8    Best Efforts.

                In the event that the Company's counsel reasonably determines on or prior to September 30, 2005, that it is unable to deliver a written opinion to the Investor and each of the Additional Investors, in form and substance reasonably acceptable to the Investor, that prior to the conversion of the Preferred Shares and the Additional Shares into shares of Common Stock a Stockholder Vote obtained at a Stockholder Meeting is not required by the Certificate of Incorporation, the rules and regulations of NASDAQ or applicable law, the Company shall promptly use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Stockholder Approval, including, without limitation,
(a) calling and holding a Stockholder Meeting as promptly as practicable thereafter to the sole purpose of adoption of the terms of the amendment of the Certificate of Incorporation contemplated by the Stockholder Vote, (b) recommending to the Company's stockholders the approval of the amendment of the Certificate of Incorporation contemplated by the Stockholder Vote, (c) using its best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of terms of the amendment of the Certificate of Incorporation contemplated by the Stockholder Vote and (d) voting all shares for which the Company holds proxies or is otherwise entitled to vote (but excluding any such share held by any other Person as to which the Company has received or is subject to other voting instructions) in favor of the amendment of the Certificate of Incorporation contemplated by the Stockholder Vote.

         8.9 Registration Rights. The Company acknowledges and agrees that the shares of Common Stock issuable upon the conversion of the Preferred Shares shall be deemed to be "Registrable Securities" as such term is defined in the Fund Registration Rights Agreement.

         8.10 Consents. As soon as practicable after the date hereof, the Company shall use its best efforts to obtain any consents or to provide any notice required by applicable law in connection with the transactions contemplated hereunder, including, without limitation, any such filings with the Federal Communications Commission and/or any state public utility commissions.

         8.11 Rights Offering Issuance. In the event that the Preferred Shares are converted prior to the consummation of the Rights Offering, and the Subscription Price in the Rights Offering is less than the Conversion Price at which the Preferred Shares were converted into Common Stock, then the Company shall, simultaneously with the consummation of the Rights Offering, issue and sell to the Investor and each Additional Investor that number of shares of Common Stock equal to the difference between (i) the number of shares of Common Stock that the Investor or such Additional Investor, as the case may be, would have received had its Preferred Shares or Additional Shares, as the case may be, been converted at the Subscription Price in the Rights Offering minus (ii) the number of shares of Common Stock that the Investor or such Additional Investor, as the case may be, received upon conversion of its Preferred Shares or Additional Shares, as the case may be, at a purchase price per share equal to $0.01, against delivery by the Investor by wire transfer of immediately available funds of the purchase price therefor.


                                   ARTICLE 9

                               NEGATIVE COVENANTS

         The Company hereby covenants and agrees with the Investor, each of the Additional Investors any Affiliate of the Investor or the Additional Investors, and any Holder so long as such Person holds any Preferred Shares or Additional Shares, that without the prior consent of such Person in accordance with Section 11.4:

         9.1 Prohibitions on a Change of Control. The Company shall not take, approve, consent to or otherwise ratify a Change of Control prior to the conversion of the Preferred Shares and the Additional Shares whether at a stockholders meeting or by action of the board of directors or otherwise, unless the holders of the Preferred Shares and the Additional Shares are entitled to participate in such Change of Control transaction on the same terms and conditions, on an as-if converted basis, as stockholders holding shares of Common Stock.

         9.2 No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries shall enter into any loan or other agreement, or enter into any amendment or other modification to any currently existing agreement, which by its terms restricts or prohibits the ability of the Company to accrue dividends on the Preferred Shares or the Additional Shares or to issue Common Stock upon conversion of the Preferred Shares or the Additional Shares in accordance with the Series H Certificate of Designation and this Agreement.

         9.3 Issuance of Preferred Stock. The Company shall not issue any Preferred Shares except on the Initial Closing Date and the Additional Closing Date pursuant to this Agreement.

         9.4 Taxable Dividends. The Company shall use commercially reasonable efforts to not take any action that would require the reporting of any taxable stock dividends to the holders of the Preferred Shares and the Additional Shares under Section 305 of the Code.


                                   ARTICLE 10

                  The Investor and each Additional Investor hereby covenants and agrees with the Company:

         10.1 Stockholder Vote(a) . At any Stockholder Meeting in connection with such Stockholder Vote, it will vote all Preferred Shares, all Additional Shares and all outstanding shares of Common Stock beneficially owned as of such date by it and entitled to vote thereon in favor of the amendment of the Certificate of Incorporation contemplated by the Stockholder Vote.

         10.2 Rights Offering. It will not purchase any Rights Shares in the Rights Offering. It agrees that the Company may offer, without its prior consent, to the Additional Investors or other Persons who are not Stockholders, the opportunity to subscribe for additional Rights Shares provided the aggregate purchase price for such shares does not exceed (i) $12.5 million minus (ii) the Aggregate Liquidation Preference of all Preferred Shares sold to the Additional Investors hereunder.


                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Survival of Provisions. All warranties, representations and covenants made by the Company in or under this Agreement shall be considered to have been relied upon by the Investor and each of the Additional Investors and shall survive the execution and delivery of this Agreement and the issuance to the Investor and the Additional Investors of the Preferred Shares and the Additional Shares, regardless of any investigation made by the Investor, any of the Additional Investors or any Affiliate thereof or on its behalf. All warranties, representations and covenants made by the Investor or any of the Additional Investors shall survive the execution and delivery of this Agreement and the issuance to the Investor and the Additional Investors of the Preferred Shares and the Additional Shares. Except as otherwise set forth in Article 8, all of the representations and warranties made herein and each of the provisions of Articles 5, 6, 7, 9, 10 and 11 shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Investor, any of the Additional Investors or any Affiliate, acceptance of the Preferred Shares and the Additional Shares, conversion of the Preferred Shares and the Additional Shares or termination of this Agreement; provided, that the representations and warranties set forth in Articles 5 and 6 shall expire and terminate upon the earlier of

(i) conversion of all of the Preferred Shares and the Additional Shares into Common Stock and (ii) the second anniversary of the Closing.

         11.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                (a)     if to the Investor at the following address:

                        The 1818 Fund III, L.P.
                        c/o Brown Brothers Harriman & Co.
                        140 Broadway
                        New York, New York 10005
                        Telecopier No.:   (212) 493-8429
                        Attention:  Lawrence C. Tucker

                with a copy to:

                        Paul, Weiss, Rifkind, Wharton & Garrison LLP
                        1285 Avenue of the Americas
                        New York, New York 10019-6064
                        Telecopier No.: (212) 757-3990
                        Attention: Marilyn Sobel, Esq.

                (b) if to any of the Additional Investors at the addresses set forth on the signature page pursuant to which it became a party hereto

                (c)     if to the Company at the following address:

                        Trinsic, Inc.
                        6091 South Harbour Island Boulevard
                        Suite 220
                        Tampa, Florida 33602
                        Telecopier No.: (813) 233-4623
                        Attention: General Counsel

                with a copy to:

                        Cahill, Gordon & Reindel LLP
                        80 Pine Street
                        New York, New York 10005
                        Telecopier No.: (212) 269-5420
                        Attention: Gary S. Brooks, Esq.

                  All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

         11.3 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Investor and each of the Additional Investors may assign any of its rights under this Agreement only to any of its Affiliates; provided, that any such Affiliate (including any limited partner) agrees to be bound by the provisions of this Agreement. The Company may not assign any of its rights under this Agreement without the written consent of the Investor. Except as provided in Article 7, no Person other than the parties hereto is intended to be a beneficiary of this Agreement or the Transaction Documents. Nothing in this Section 11.3 shall prohibit the Investor or any of the Additional Investors from transferring Common Stock, Preferred Shares or Additional Shares to any Person.

         11.4 Amendment and Waiver. No failure or delay on the part of the Company, the Investor or any of the Additional Investors in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company, the Investor or any of the Additional Investors at law, in equity or otherwise. Any amendment, supplement, modification or termination of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given and shall be effective only when signed in writing by or on behalf of holders of at least 50% of the Common Stock issued and issuable upon conversion of the Preferred Shares and the Additional Shares (whether or not converted) (it being understood that the terms of this Agreement may be waived or amended with the written consent of holders of at least 50% of the Common Stock issued and issuable upon conversion of the Preferred Shares and the Additional Shares (whether or not converted)). Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         11.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         11.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         11.7 Determinations. Except where any provision expressly requires that a determination be reasonable or a consent not be unreasonably withheld, or be subject to qualifications to similar effect, all determinations to be made by the Company, the Investor, any of the Additional Investors or any Holder hereunder in its opinion or judgment or with its approval or otherwise shall be made by it in its sole discretion.

         11.8 Governing Law. This Agreement has been negotiated, executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

         11.9 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought only in the courts of the State of New York located in New York City or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 11.2, such service to become effective 10 days after such mailing.

         11.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         11.11 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

         11.12 Remedies. If a breach of this Agreement or the Series H Certificate of Designation by the Company occurs and is continuing, any Holder may pursue any available remedy by proceeding at law or in equity to enforce the performance (including, without limitation, the specific performance) of any provision of this Agreement or the Series H Certificate of Designation. Except as otherwise provided by law, a delay or omission by any Holder in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy is exclusive of any other remedy. All available remedies are cumulative.

         11.13 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, the Transaction Documents and the Fund Registration Rights Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

         11.14 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement (including, without limitation, the representations and warranties of the Investor and any of the Additional Investors), the Transaction Documents or any other document or instrument contemplated hereby or thereby, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees, charges and disbursements in addition to any other available remedy.

         11.15 Publicity. Except as may be required by applicable law or NASDAQ rules, neither party hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by either party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party an opportunity to comment thereon.

         11.16 Expenses. The Company acknowledges and agrees that whether or not the transactions contemplated hereby are consummated, the Company shall reimburse the Investor and the Additional Investors for all reasonable legal fees and expenses and other charges of Paul, Weiss, Rifkind, Wharton &Garrison LLP and one law firm representing the Additional Investors in connection with the negotiation, execution and delivery of this Agreement and the Transaction Documents and the purchase of the Preferred Shares. The Company agrees that it will make such reimbursements as such fees and expenses are incurred, upon request from the Investor or any Additional Investor.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives hereunto duly authorized as of the date first above written.

                                     TRINSIC, INC.


                                     By: /s/ Horace J. Davis, III
                                         -------------------------------------
                                         Name:  Horace J. Davis, III
                                         Title: Chief Executive Officer



                                     THE 1818 FUND III, L.P.

                                     By:  Brown Brothers Harriman & Co.,
                                          General Partner


                                     By:  /s/ Lawrence C. Tucker
                                          ------------------------------------
                                          Name:  Lawrence C. Tucker
                                          Title: Partner